ASSIGNMENT OF MINERALS LEASE

THIS AGREEMENT dated for reference the 31st day of December, 2005.

BETWEEN:

CM PROPERTIES,
a sole proprietorship
(the “Lessee”)

OF THE FIRST PART

AND:

NOVASTAR RESOURCES LTD.,
a Nevada corporation.
(the “Assignee”)

OF THE SECOND PART

WHEREAS:

A.                         Pursuant to a lease attached hereto as Schedule “A” (the “Lease”) entered into between the Lessee and John Hancock Real Estate Division (the “Lessor”), the Lessor leases to the Lessee certain unpatented mining claims (the “Leased Claims”) located in Cleburne and Clay Counties, State of Alabama, as more particularly described in the Lease and known as:

Section 27 Township 17 South Range 11 East containing approximately 592 acres;

Section 27 Township 16 South Range 11 East containing approximately 308 acres;

Drill Option – Section 28 Township 17 South Range 11 East containing 405 acres.

(collectively, the “Properties”)

B.                         The Lessee requested the Lessor to consent to the assignment of the Lease of the Leased Claims to the Assignee; and

C.                         Pursuant to the terms of the Lease the Lessor has agreed to the assignment of the Lease by the Lessee to the Assignee.

NOW THEREFORE in consideration of the premises and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties agree as follows:

1.                          In this Agreement, the expression “Lessee’s Covenants” means all obligations of the Lessee as set out in the Lease or established by law arising during the term of the Lease or any renewal thereof and, without limiting the generality of the foregoing, includes the obligation to pay rent and all other payments to the Lessor, now owing or to become due in future and whether characterized as rent or not, and all other obligations of the Lessee whether constituting conditions, covenants, provisos, representations, undertakings or warranties.

2.                          The Lessee hereby assigns to the Assignee and the Assignee hereby takes by assignment all of the interest of the Lessee as lessee under the Lease.

3.	The Lessor hereby consents to the foregoing assignment.

4.                          The consent herein contained is restricted to the assignment of the Lessee to the Assignee set forth in this Agreement and the prohibition contained in the Lease against assignment or subletting by the Lessee will otherwise remain in full force and effect and this consent will not be deemed to be a consent to, nor waiver of the requirement for the Lessor’s consent to, any further or other assignment of the Lease or any part thereof or subletting of the Leased Claims or any part thereof.

5.                          The Assignee shall acquire a 51% interest in the Leased Claims on the Properties from the Lessee on the following terms:

(a)	the issuance of 2,000,000 restricted common shares of the Assignee; and
(b)	incurring $1,500,000 on Property Expenditures; and
(c)

for each additional $100,000 on Property Expenditures, the Assignee shall receive an additional 4% interest in the Lease for the Properties, up to a maximum of an additional $1,000,000 in Expenditures for an additional 40% interest.

As used above, "Expenditures" shall mean amounts to be spent by the Assignee on or with respect to exploration activities directed towards ascertaining the existence, location, quality, quantity or commercial value of deposits of ores, minerals and mineral resources on the Properties including all consulting costs, insurance costs, travel, report costs, camp expenses, analysis and assays, all exploration activities related towards developing and exploiting the Properties, the assessment work required under the mining laws of Alabama, and the rental fees and taxes on the Properties, all expenditures made relating to reclamation, rehabilitation and protection of the environment, all other costs and expenses to keep the Properties and Property Rights in good standing and the rental fees and taxes on the Properties, all expenditures made relating to reclamation, rehabilitation and protection of the environment, all other costs and expenses to keep the Properties and Property Rights in good standing.

As used above, "Property Rights" means all licences, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties, and necessary for the development of the Properties or for the purpose of placing the Properties into production or of continuing production on the Properties.

6.                          Upon a 91% interest in the Leased Claims on the Properties being acquired by the Assignee, the Lessee shall retain a 9% interest in the Leased Claims on the Properties upon such acquisition, and shall receive $17.50 per ounce of pure Platinum Group Metal (“PGM”)

produced. For each 2,500 ounces of pure PGM produced, the Lessee shall receive an additional 1,000,000 restricted shares, up to a maximum of 8,000,000 shares, for a period of two years from the acquisition of the 91% interest being obtained.

7.                          The Lessor hereby covenants and agrees with the Assignee that in order to receive shares of the Assignee, the Lessee represents that it is an “accredited investor” as the term is defined in Rule 502, Regulation D, promulgated under the United States Securities Act of 1933.

8.	The Assignee hereby covenants and agrees with the Lessor as follows:
(a)	to perform all of the Lessee’s Covenants as if the Assignee were named the lessee in the Lease and the Assignee hereby acknowledges receipt of a copy of the Lease; and
(b)	that the Assignee will not assign the Lease or any part thereof or sublet or part with possession of the Leased Claims or any part thereof except in accordance with the terms of the Lease.
9.	The Lessee represents and warrants to the Assignee that:
(a)	the Lessee is the beneficial owner of the interest in the Lease and the Lessee has the full right, power, capacity and authority to enter into, execute and deliver this Agreement;
(b)	the Leased Claims are free and clear of, and from, all liens, charges and encumbrances with all assessment work therein having been duly completed through the year ended December 31, 2005;
(c)	the Lessee holds all permits, licences, consents and authorities issued by any government or governmental authority which are necessary in connection with mining operations on the Leased Claims;
(d)	the Properties have been properly staked, located and recorded pursuant to the applicable laws and regulations of Alabama and all mining claims comprising the Properties are in good standing;
(e)

there are no outstanding agreements or options to acquire the Properties or any portion thereof, and no person, firm or corporation, other than the Lessor and the Lessee, has any proprietary or possessor interest in the Properties;

(f)

to the best of the Lessee's knowledge, there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Properties and the conduct of the operations related thereto, and the Lessee has not received any notice of the same and is not aware of any basis on which any such orders or direction could be made;

(g)

there is no adverse claim or challenge against or to the ownership of or title to any part of the Properties and, to the best of the Lessee’s knowledge there is no basis for such adverse claim or challenge which may affect the Properties;

(h)

the consummation of the transactions contemplated by this Agreement does not and will not conflict with, constitute a default under, result in a breach of, entitle any person or company to a right of termination under, or result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever upon or against the property or assets of the Lessee, under its constating documents, any contract, agreement, indenture or other instrument to which the Lessee is a party or by which it is bound, any law, judgment, order, writ, injunction or decree of any court, administrative agency or other tribunal or any regulation of any governmental authority;

(i)

there are no actual or pending proceedings for, and the Lessee is unaware of any basis for, the institution of any proceedings leading to the placing of the Lessee in bankruptcy or subject to any other laws governing the affairs of insolvent parties and the Properties do not represent all or substantially all of the Lessee’s corporate undertaking;

(j)	reclamation and rehabilitation of those parts of the Properties which have been previously worked have been properly completed in compliance with all applicable laws;
(k)	the Lessee has advised the Assignee of all of the material information relating to the mineral potential of the Properties of which it has knowledge; and
(l)	there are no mine workings or waste dumps or mine tailings on the Properties.

10.                        The representations and warranties contained in paragraph 9 are provided for the exclusive benefit of the Assignee, and a breach of any one or more representations or warranties may be waived by the Assignee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in paragraph 9 will survive the execution and delivery of this Agreement.

11.	The Assignee represents and warrants to the Lessee that:
(a)	the Assignee is a valid and subsisting corporation duly incorporated and in good standing under the laws of the State of Nevada;
(b)	the Assignee has the full right, power, capacity and authority to enter into, execute and deliver this Agreement and to be bound by its terms;
(c)

the consummation of this Agreement will not conflict with nor result in any breach of its constating documents or any covenants or agreements contained in or constitute a default under any agreement or other instrument whatever to which the Assignee is a party or by which the Assignee is bound or to which the Assignee may be subject; and

(d)

no proceedings are pending for, and the Assignee is unaware of any basis for, the institution of any proceedings leading to the placing of the Assignee in bankruptcy or subject to any other laws governing the affairs of insolvent parties.

12.                        The representations and warranties contained in paragraph 11 are provided for the exclusive benefit of the Lessee, and a breach of any one or more representations or warranties may be waived by the Lessee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in paragraph 11 will survive the execution and delivery of this Agreement.

13.                        The Lessee and the Assignee will execute and deliver such additional documentation as legal counsel for the Lessee and the Assignee determine is necessary in order to duly register and record in the appropriate registration and recording offices notice that the Lessee’s interest in and to the Properties is subject to and bound by the terms of this Agreement.

14.                        The obligation of the Assignee to consummate the transactions contemplated under this Agreement is subject to the Assignee being satisfied with the title to the Properties held by the Lessee which is for the Assignee’s sole benefit and may be waived in writing by the Assignee.

15.                        Unless this Agreement is terminated, the parties covenant and agree with each other that they will co-operate in good faith to:

(a)

maintain the Leased Claims in good standing by doing and filing all assessment work or making payments in lieu thereof and by performing all other acts which may be necessary in order to keep the Leased Claims in good standing and free and clear of all liens and other charges arising from or out of the Assignee's activities on the Properties;

(b)

do all work on the Leased Claims in accordance with sound mining, exploration and engineering practices and in compliance with all applicable laws, bylaws, regulations, orders, and lawful requirements of any governmental or regulatory authority and comply with all laws governing the possession of the Properties, including, without limitation, those governing safety, pollution and environmental matters; and,

(c)

maintain true and correct books, accounts and records of operations thereunder, such records to be open at all reasonable times upon reasonable notice for inspection by the other party or its duly authorized representative.

16.                        The Lessee covenants and agrees with the Assignee (which covenant and agreement will survive the execution, delivery and termination of this Agreement) to indemnify and save harmless the Assignee against all liabilities, claims, demands, actions, causes of action, damages, losses, costs, expenses or legal fees suffered or incurred by the Assignee, directly or indirectly, by reason of or arising out of any warranties or representations on the part of the Lessee herein being untrue or arising out of work done by the Lessee on or with respect to the Properties.

17.                        The Assignee covenants and agrees with the Lessee (which covenant and agreement will survive the execution, delivery and termination of this Agreement) to indemnify and save harmless the Lessee against all liabilities, claims, demands, actions, causes of action, damages, losses, costs, expenses or legal fees suffered or incurred by reason of or arising out of any warranties or representations on the part of the Assignee herein being untrue or arising out of the Assignee and its duly authorized representatives accessing the Properties.

18.                        The Lessor represents to the Assignee that, to the best of the Lessor’s knowledge, the Lessee is not in default under the Lease.

19.	This Agreement will be deemed to be effective as of December 31, 2005.

20.                        This Agreement will enure to the benefit of, and be binding upon, the Lessor and the Lessee and their respective successors and assigns and the Assignee and its successors and permitted assigns under the Lease.

IN WITNESS WHEREOF the Lessee and the Assignee have executed this Agreement as of the day and year first above written.

CM PROPERTIES

Per:

/s/ Charles H. Merchant

CHARLES H. MERCHANT

NOVASTAR RESOURCES LTD.

Per:

/s/ Paul G. Carter

Authorized Signatory

SCHEDULE “A”

MINERAL LEASE

PREAMBLE

Comes now, John Hancock Real Estate Division, of __________ owner of the property described in the attached description following (exhibit “A”), and hereafter referred to as "Lessor, and CM Properties a/k/a Charles Merchant, hereafter referred to as "Lessee". The broad general purpose of this lease is to allow the Lessee to mine all minerals from the land owned by the Lessor which is 900+ acres and a further option on 400 additional acres. It is the stated purpose of both parties that maintaining the environment surrounding the area of actual mining and returning the mined area to as natural an environment as possible is a primary concern of both parties and is a principle basis and mutual consideration upon which this contract is founded.

A. TERMS

1.     Lessee agrees to pay and the Lessor agrees to accept the sum of a one-eighth net smelter return royalty on all Noble and/or Precious minerals removed from the properties in question as well as $15.00 (FIFTEEN DOLLARS in United States currency) per U. S. Ton for each U.S. Ton of graphite, $7.50 (seven dollars and 50 cents) per ton for mica, and $15.00 (fifteen dollars) per ton for Rare Earths processed by the Lessee. Should other minerals be found during the course of mining, a separate agreement will be drawn for removal and compensation. All payments are due on the 1st day of each month following processing.

Payments are delinquent after the 10th day of each month. Interest will attach to all payments over 10 days old at the rate of 12% per annum from the 1st day of the month in which said payment was due.

2.     Lessee will be responsible for any and all liability either direct or indirect that occurs during the term of this lease.

3.     Lessee shall have exclusive use of Lessor's property and any attachment thereunto except the following:

a.

Excludes any residence, attachment to said residence or farm buildings, garages, or any buildings located within 250 feet of the primary residence unless otherwise agreed to by property owner in writing.

b.	Any area deemed private to the Lessor due to use as a garden or plot of ground traditionally designated for the growing of human consumable food, shall have Lessor control.

c.	No detrimental activities will occur because of the Lessee.

4.     Lessee agrees to provide a written record of activities regarding the Lessor's mineral rights on a quarterly basis once mining has commenced.

5.     Duration of this lease shall be for a period of fifty (50)_years. This lease may be renewed for one (1) additional forty-nine (49) year renewable period should all terms of this leased be adhered too in accordance with the above mentioned terms and fees. The lessee shall have the option to lease the remaining 400+ acres by June 3, 2007 at the exact same terms as this 900+ acre mineral lease.

6.     Lessee shall have the exclusive use of Platinum Group Metals, Gold, Silver, Rare Earths, graphite, mica, and any mineral it so decides to mine during the life of this lease and any subsequent renewal.

7.     Lessee shall have exclusive right to the use of any water associated with or found directly on Lessor's properties for mining purposes only. Water may not be resold. Water necessary for operation of a farm and/or residence is hereby excluded and made exclusively available to the Lessor.

8.     After the Lessee has finished mining an area it will, at its own expense, replant the mined area in accordance with the best forestry practices and procedures as set forth by the Auburn University School of Forestry, and/or State of Alabama Mining Handbook rules and regulations, and/or the requirements of U.S. Environmental Protection Agency, which ever standard is the highest and best promotes the environment. At the very minimum this will include planting grasses and legumes on all exposed ground and planting pine seedlings at the appropriate time of year.

9.     All buildings and equipment not removed within 1 year on the leased premises at the end of the lease shall become the property of the Lessor.

10.   This lease is assignable in whole or in part by the Lessee at it’s discretion without notification to Lessor.

B. RIGHTS, RESTRICTIONS, AND PROTECTION

1.     Lessee shall have the right to construct roads necessary for mining on Lessor’s lease and permission is hereby given to construct said roads as necessary in the performance of mining activities.

2.     Lessee hereby agrees to indemnify and hold Lessor harmless from any and all accidents, injuries,

violations of State or Federal mining regulations or environmental regulations which may occur because of any factor or facet of the mining operation which includes but is not limited to the mining operation, construction of building and facilities, and construction of roads, or the maintenance of the same. Lessee will hold and maintain at all times a one million dollar liability policy. A copy of said policy will be furnished to Lessor each year.

3.     Lessee shall have sole and exclusive use of area known to have visible mineral protruding and where such mineral impedes the building of roads it shall be removed and not counted as usable tonnage unless Lessee considers it production grade.

4.     Lessee shall have the right to access, explore, and to mine the property. Lessee shall be responsible for all state and local licenses, fees, and permits.

5.     Lessee shall have the right to core, drill, circulation drill, blast or otherwise disturb the land as it deems necessary for mining said property.

6.     Lessor shall allow Lessee to dig test pits and Lessee agrees to fill said test pits and restore any lands disturbed during any exploration program.

7.     Lessee agrees that the Lessor has an absolute right to inspect and review the right and measures book located in the guard/business office as well as any other books, which show the tonnage of minerals sold and/or shipped at any time. Lessor is not required to give notice prior to said inspection.

8.     It is expressly understood and guaranteed by the Lessee that the Lessor will not be held liable for any liability incurred while mining operations are performed at the Lessor's property.

9.     Lessee shall be responsible for locking any gates and/or enclosures and/or closing or locking any mechanisms as the Lessor deems fit to install as a measure of security for his/her land.

10.   Lessee shall issue a mining plan to the Lessor within ninety (90) days of the commencement of mining on the Lessor's property. Lessor may be responsible for removal and harvest of any and all trees that interfere with mining and/or road building. Any trees damaged as a result of Lessor’s activities outside of the mining plan will be compensated at prevailing market price. If Lessor chooses Lessee to arrange removal of the trees, Lessor will receive the net proceeds.

11.   Lessor shall not be responsible for any expenses of any type including capital expense as it relates to the leasing or operation of Lessee.

12.   Lessor hereby lawfully grants this lease to Lessee, and that by signing this document swears that the person signing has the right to convey this lease to the Lessee and will Warrant and defend that they hold true title against any lawful claim of any persons to the property legally described and set out as Exhibit "A" and attached hereto.

13.   Lessee shall restore the land to as close to original condition as prescribed by the State of Alabama Mining Handbook of "rules and regulations" and further meeting requirement as prescribed by the U. S. Environmental Protection Agency and Section A.10, above. All reclaimed land will be planted in pine seedlings or such other trees as the Lessor may stipulate.

14.   Lessor and Lessee hereby stipulate that any disputes regarding this lease or of any other nature between the parties shall be governed by Alabama Law.

American Graphite Holding Corp. does hereby specifically submit itself to the venue and jurisdiction of the Alabama Courts. Any litigation between the parties will take place in the State of Alabama.

C. DEFINITIONS

LEASE:

The document that gives authority to an individual or company to mine and process material minerals found on, on top of, underground or in rock, water or other base locations on privately owned property

MINERAL:	Any ingredient in the earth's crust as it pertains to this lease by which we mean the minerals.

LESSOR:	You, the owner of the property and/or the legal agent who gives authority to the Lessee to act.

LESSEE:	CM Properties a/k/a Charles Merchant

ROYALTY:	That payment expressly paid by the Lessee to the Lessor for removal of minerals from Lessor's lease.

WATER:	H2O that occurs naturally on the leased property or that can be economically brought to the property.

BI-MONTHLY:	Twice a month.

LIABILITY:	Any harmful act which can be taken to suit in a civil court.

OPERATOR:	The Lessee.

ROAD:	Clearance of any brush, rock, tree and/or other obstacle either natural or man-made for the purpose of forming an open way for access.

RESTRICTED

ACCESS:	Not allowing individuals, vehicles, or machinery to cross or move freely on a designated piece of ground.

MINERAL

RIGHTS:	Those rights purchased by the landowner either separately or included in the purchase of their land. These rights are assignable to individuals or companies for the purpose of mining.

This lease shall become effective on June 3rd, in the year of our Lord, Two Thousand Two, (2002) and shall end June 3rd, in the year of our Lord, Two Thousand fifty-two (2052) or two thousand ninety-seven (2097) if renewed.

* DESCRIPTION OF LEASED PROPERTY AND COPY OF DEED MUST BE ATTACHED.

John Hancock Real Properties	CM Properties
Lessor	Charles H. Merchant

Lessee

STATE OF ALABAMA

COUNTY OF CLAY

I, the undersigned Notary Public for the State of Alabama at large, hereby certify that Charles H. Merchant, whose name signed to the foregoing conveyance and who is know to me, acknowledged before me this day, that being informed of the contents of the conveyance, has executed the same on the day the same bears date.

Given under my hand and seal this__________________, 2002.

MY COMMISSION EXPIRES:

NOTARY PUBLIC

CONFIDENTIALITY AGREEMENT

Comes now, John Hancock Real Properties and Charles Merchant do hereby agree, covenant, and contract as follows to wit:

All the parties stipulate that they have entered into certain contractual agreement with each other. Said contractual agreements contain information and specifications, which are private and personal to the parties.

The parties mutually agree that no party will disclose any of the terms of their contracts to anyone who is not a party to the contract or legal counsel for one of the parties. The parties mutually agree to keep all matters between themselves confidential for so long as all parties abide by their contractual agreements.

Witness our hands and seals this __________________, 2002.

___________________________	______________________
John Hancock Real Properties	CM Properties
Charles Merchant

STATE OF ALABAMA

COUNTY OF CLAY

I, the undersigned Notary Public for the State of Alabama at large, hereby certify that Charles H. Merchant and John Hancock Real Properties Representative, whose name signed to the foregoing conveyance and who is know to me, acknowledged before me this day, that being informed of the contents of the conveyance, has executed the same on the day the same bears date.

Given under my hand and seal this___________________, 2002.

MY COMMISSION EXPIRES:

NOTARY PUBLIC